Exhibit 99.1

Sun Healthcare Group, Inc. Stockholders

Approve Restructuring Plan; Board Sets

Record and Distribution Dates for Restructuring

Contact: Investor Inquiries (505) 468-2341

Media Inquiries (505) 468-4582

Irvine, Calif. (Nov. 5, 2010)—Sun Healthcare Group, Inc. (NASDAQ GS: SUNH) today announced that on Nov. 4, 2010, stockholders approved Sun’s previously announced plan to restructure its business by separating its operating assets and its real estate assets into two separate publicly-traded companies. Pursuant to this plan, Sun will separate its operating assets by means of a spin-off transaction pursuant to which Sun will distribute to its stockholders on a pro rata basis (the “Distribution”) all of the outstanding shares of common stock of its wholly owned subsidiary, SHG Services, Inc. (“New Sun”). Sun stockholders also adopted an agreement and plan of merger providing for the merger (the “REIT Conversion Merger”) of Sun with and into its wholly owned subsidiary, Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), which will occur following the Distribution. Immediately following completion of both transactions, New Sun will be renamed Sun Healthcare Group, Inc. and will own all of Sun’s operating subsidiaries, while Sabra, through its subsidiaries, will own substantially all of Sun’s currently owned real property assets.

Commenting on the results of the stockholder meeting, Richard K. Matros, Sun’s chairman and chief executive officer, remarked, “We are gratified that our stockholders saw the value in the transactions. The management teams of both Sabra and New Sun look forward to the completion of the transactions and the opportunity to enhance stockholder value through the growth of both companies.”

To complete the separation of Sun’s operating and real estate assets, Sun’s board of directors has set a record date for the Distribution and declared a pro rata distribution of the outstanding shares of New Sun common stock. On the distribution date of Nov. 15, 2010, Sun stockholders of record at the close of business on Nov. 5, 2010, the record date for the Distribution, will receive one share of New Sun common stock for every three shares of Sun common stock they hold. Sun’s board of directors has also approved a cash distribution equal to $0.1335 per share (for an aggregate cash distribution to Sun stockholders of approximately $10 million) that will be paid on Nov. 15, 2010 to the same stockholders who receive the Distribution. The distribution of cash and New Sun common stock will constitute a taxable distribution to New Sun stockholders. On Nov. 15, 2010, following the Distribution, the REIT Conversion Merger will be completed and each Sun stockholder will receive one share of Sabra common stock in exchange for every three shares of Sun common stock held at the effective time of the REIT Conversion Merger. Sun stockholders will receive cash in lieu of any fractional shares of New Sun common stock or Sabra common stock to which they would otherwise have been entitled.

Shares of Sun common stock will continue to trade “regular way” on the NASDAQ Global Select Market under the symbol “SUNH” through the distribution date for the Distribution. Any holders of Sun common stock who sell their Sun shares regular way on or before the Distribution date will also be selling their right to receive shares of New Sun common stock in connection with the Distribution and the additional cash distribution. Holders of Sun common stock also will not be entitled to receive shares of Sabra common stock in connection with the REIT Conversion Merger if they do not own Sun common stock at the effective time of the merger. Shares of Sun common stock will cease trading on the NASDAQ Global Select Market at the close of business on Nov. 15, 2010. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Sun common stock prior to this time.

New Sun common stock will begin trading on a “when-issued” basis on the NASDAQ Global Select Market under the symbol “SUNHV” beginning on Nov. 8, 2010, the first business day after the record date for the Distribution. When-issued trading of New Sun common stock will end and “regular-way” trading under the symbol “SUNHD” will begin on Nov. 16, 2010, the first business day after the distribution date for the Distribution. Trading of New Sun common stock under the symbol “SUNHD” is expected to continue for approximately 20 trading days following the date of the Distribution. After this time, New Sun common stock will trade on the NASDAQ Global Select Market under the symbol “SUNH.”

Sabra common stock also will begin trading on a “when-issued” basis on the NASDAQ Global Select Market under the symbol “SBRAV” beginning on Nov. 8, 2010. When-issued trading of Sabra common stock will end and “regular-way” trading under the symbol “SBRA” will begin on Nov. 16, 2010, the first business day after the REIT Conversion Merger.

Additional Information

Please see Sun’s website at www.sunh.com for additional information, including Frequently Asked Questions, regarding the Distribution and REIT Conversion Merger. In addition, for a discussion of the tax consequences of the Distribution and the REIT Conversion Merger, stockholders are encouraged to read the section “Material U.S. Federal Income Tax Consequences” in the definitive proxy statement dated Sept. 29, 2010 that Sun mailed to its stockholders on Oct. 4, 2010.

About Sun Healthcare Group, Inc.

Sun Healthcare Group, Inc.’s (NASDAQ GS: SUNH) subsidiaries provide nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Sun’s core business is providing, through its subsidiaries, inpatient services, primarily through 166 skilled nursing centers,16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers. On a consolidated basis, Sun has annual revenues of $1.9 billion and approximately 30,000 employees in 46 states. At Oct. 1, 2010, SunBridge centers had 23,189 licensed beds located in 25 states, of which 22,407 were available for occupancy. Sun also provides rehabilitation therapy services to affiliated and non-affiliated centers through its SunDance subsidiary, medical staffing services through its CareerStaff Unlimited subsidiary and hospice services through its SolAmor subsidiary.

Forward-Looking Statements

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” “may” and similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Sun with the Securities and Exchange Commission (“SEC”) and include Sun’s ability to complete the Distribution and REIT Conversion Merger, as well as other risks and uncertainties, including those detailed from time to time in Sun’s SEC filings. More information on factors that could affect the business and financial results are included in Sun’s public filings made with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on Sun’s web site, www.sunh.com. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Sun’s control. Investors are cautioned that any forward-looking statements made by Sun are not guarantees of future performance. Sun disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.